                                                                    Exhibit 99.1

                       Infinite. Information. Innovations.
--------------------------------------------------------------------------------
                                PROQUEST COMPANY

Contacts:

Kevin Gregory                                 Mark Trinske
Senior Vice President, Chief                  Vice President, Investor Relations
Financial Officer                             (734) 997-4910
(734) 997-4925                                mark.trinske@proquest.com
kevin.gregory@proquest.com


                 PROQUEST REPORTS 35 PERCENT NET EARNINGS GROWTH

          AND CONTINUED STRONG CASH FLOW FOR THE FIRST QUARTER OF 2003

ANN ARBOR, Mich., April 22, 2003 - ProQuest Company (NYSE: PQE), a leading provider of information solutions and content to the library, classroom, automotive and powersports markets, today reported growth in revenue and earnings and increased operating cash flow for the first quarter ended March 29, 2003.

Basis of Presentation

The financial results in this press release are presented in accordance with generally accepted accounting principles (GAAP), unless otherwise noted. Reconciliations of non-GAAP amounts to the company's GAAP results are attached.

This news release includes references to earnings before interest and taxes
(EBIT), which excludes interest and income taxes. EBIT is a key metric used by ProQuest Company to assess the performance of its business segments.

First Quarter 2003 Highlights

     . Revenues were up 9 percent to $111.8 million, compared with $102.8 million in the first quarter of 2002.

     . EBIT was $22.2 million for the quarter, an increase of 8 percent over 2002 first quarter EBIT of $20.5 million.

     . Net earnings for the quarter increased 35 percent to $11.2 million, or $0.40 per fully diluted share, compared with net earnings of $8.3 million or $0.34 per fully diluted share one year ago.

     . First quarter operating cash flow was $27.3 million, including a $13 million tax refund, for an improvement of $31.8 million over the first quarter of 2002.


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

ProQuest Reports Q1 2003 Earnings, Page 2

     "ProQuest generated strong operating cash flow in the first quarter as a result of our 35 percent net earnings growth. This cash flow improvement includes a refund of tax and accrued interest of approximately $13.0 million from the IRS, strong collections of accounts receivable, and the positive impact from the timing of payments on accrued expenses," said Kevin Gregory, ProQuest's senior vice president and chief financial officer.

     Free cash flow, defined as operating cash flow less capital expenditures and internal-use software spending, was $5.2 million for the quarter. Capital expenditures were $16.4 million and internal-use software spending was $5.7 million. At March 29, 2003, debt, net of cash and cash equivalents, was $205.6 million, an increase of $20.3 million over the 2002 year end balance. This increase resulted primarily from the acquisition of Bigchalk.

Segment Information

Information and Learning

     Information and Learning's first quarter revenues increased 9 percent to $65.8 million, compared with $60.3 million one year ago. First quarter EBIT of $12.8 million was flat compared to the prior year primarily as a result of the expected costs of the Bigchalk integration, and increased depreciation and amortization expense. Information and Learning's EBITDA, which is earnings before interest and taxes, and excludes depreciation and amortization expense, grew 12 percent over the prior year.

     "The integration of Bigchalk is going according to plan, and it contributed to both revenue and EBIT in the quarter, though the redundant costs impacted our margins," said Kevin Gregory. "We expect to have Bigchalk fully integrated by the end of the second quarter, and by year end the margin contribution from Bigchalk products will be similar to other Information and Learning electronic products," Gregory added.

     Information and Learning's product lines continued to show growth in the first quarter of 2003. XanEdu products for the classroom market showed strong growth, nearly doubling over the prior year to $2.7 million. Published products grew 9 percent over the prior year, to $17.8 million. General reference products increased by 15 percent to $19.6 million, primarily as a result of the Bigchalk acquisition. Sales of traditional products were $25.8 million, about equal to the prior year. Subscription renewal rates remain strong at approximately 90 percent.

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


ProQuest Reports Q1 2003 Earnings, Page 3

Business Solutions

     At Business Solutions, first quarter revenues increased 8 percent to $46.0 million, compared with $42.5 million in the first quarter of 2002. First quarter 2003 EBIT was $12.5 million, an increase of 16 percent over EBIT of $10.8 million in the first quarter of 2002.

     Business Solutions' solid first quarter results were driven by both the Automotive and Powersports groups. Within the Automotive group, sales of automotive parts and service products were up 11 percent to $31.1 million, and sales of dealership performance management products increased 8 percent to $7.9 million. Sales of Powersports' electronic products grew 14 percent to $6.2 million.

2003 Outlook and Guidance

     ProQuest Company reiterates its full-year guidance of 11 to 13 percent revenue growth, 11 to 14 percent EBIT growth, and EPS of $1.80 to $1.85. Free cash flow, defined as operating cash flow less capital expenditures and internal-use software spending, is anticipated to be $35 to $40 million for the full year 2003. Capital spending continues to be projected at $50 to $55 million for the year. Internal-use software spending is projected at $11 to $13 million.

     For the second quarter of 2003, the company projects revenue growth in the high single digits. Earnings per share in the second quarter of 2003 are projected to be $0.36 to $0.44.

ProQuest Company Senior Management Team Complete

     In March 2003, ProQuest Company announced the addition of Ron Klausner as president, ProQuest Information and Learning. Prior to joining ProQuest, Mr. Klausner had been with D&B (formerly known as Dun & Bradstreet), for 27 years. He most recently served as senior vice president, U.S. Sales, leading a segment with more than $900 million in revenue. Earlier in the quarter, veteran educational publishing executive Al De Seta was hired to lead the ProQuest Education unit as its president. Mr. De Seta has extensive experience leading and profitably growing educational publishing businesses. Most recently, he served as group president at WRC Media Inc. and senior vice president at Primedia Inc., where he was president and CEO of the Primedia Reference division.

     Also, as part of its long-standing management transition plan, the company announced today management changes at ProQuest Business Solutions and ProQuest Company. Andrew Wyszkowski, chief operating officer at Business Solutions has been named president, ProQuest Business Solutions. Bruce

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ProQuest Reports Q1 2003 Earnings, Page 4

Rhoades, president of Business Solutions since 2001, has been appointed to a newly created position, senior vice president, Strategy and Technology for ProQuest Company.

Conference Call
To participate in a conference call and question and answer session regarding first quarter with ProQuest's senior management, call 888-688-0384 (International 706-679-7706), using the password ProQuest Company, at 5:00 p.m.
(ET) on Tuesday, April 22, 2003. For your convenience, the call will be taped and archived until May 9, 2003 and can be accessed by calling 706-645-9291, and entering ID#16516. This conference call may also be accessed over the Internet at www.proquestcompany.com or www.streetevents.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at the StreetEvents website.

About ProQuest Company
ProQuest Company (NYSE: PQE) is based in Ann Arbor, Mich., and is a leading provider of value-added information and content to the library, classroom, automotive and powersports markets. We provide products and services to our customers through two business segments: Information & Learning and Business Solutions. Through our Information & Learning segment, which primarily serves the library and classroom markets, we aggregate and publish value-added content from a wide range of sources including newspapers, periodicals and books. Our Business Solutions segment is primarily engaged in the delivery in electronic form of comprehensive parts and service information to the automotive market. It also provides dealers in the powersports (motorcycle, marine, RV and outdoor power) markets with management systems that enable them to manage their inventory, customer service and other aspects of their businesses.

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors you should specifically consider include, among other things, the company's ability to successfully integrate acquisitions and reduce costs, global economic conditions, product demand, financial market performance, and other risks listed under "Risk Factors" in our regular filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                                       ###

                        PROQUEST COMPANY AND SUBSIDIARIES
                             RESULTS OF OPERATIONS
                  (Dollars in Millions, Except Per Share Data)

                                            First Quarter
                                  -------------------------------
                                  -------  -----   -------  -----
                                    March   % of     March   % of
                                     2003  Sales      2002  Sales
                                  -------  -----   -------  -----
      Net sales............       $ 111.8    100%  $ 102.8    100%
      Cost of sales........         (56.0)   (50%)   (47.8)   (46%)
                                  -------  -----   -------  -----
      Gross profit.........          55.8     50%     55.0     54%
      R&D expense..........          (5.0)    (4%)    (5.0)    (5%)
      SG&A expense.........         (25.5)   (23%)   (26.4)   (26%)
      Corporate expense....          (3.1)    (3%)    (3.1)    (3%)
                                  -------  -----   -------  -----
                                     22.2     20%     20.5     20%
      Net interest expense:
      Interest income......           0.2     --       0.6      1%
      Interest expense.....          (4.8)    (4%)    (7.7)    (8%)
                                  -------  -----   -------  -----
      Net interest expense.          (4.6)    (4%)    (7.1)    (7%)
                                  -------  -----   -------  -----
      Earnings before taxes          17.6     16%     13.4     13%
      Income tax expense...          (6.4)    (6%)    (5.1)    (5%)
                                  -------  -----   -------  -----
      Net earnings.........       $  11.2     10%  $   8.3      8%
                                  =======  =====   =======  =====
      ----------------------------------------------------
      Shares (Basic).......        28.013           24.130
      Shares (Diluted).....        28.037           24.666
      EPS (Basic)..........          0.40             0.34
      EPS (Diluted)........          0.40             0.34
      ----------------------------------------------------

                        PROQUEST COMPANY AND SUBSIDIARIES
                             RESULTS OF OPERATIONS
                             (Dollars in Millions)

                                                       First Quarter
                                                ---------------------------
                                                                    % Inc./
                                                 2003      2002      (Dec.)
                                                ------    ------    -------
Net Sales
---------
Information and Learning                        $ 65.8    $ 60.3        9%
Business Solutions                                46.0      42.5        8%
                                                ------    ------
  Total Net Sales                               $111.8    $102.8        9%
                                                ======    ======
EBIT (1)
--------
Information and Learning                        $ 12.8    $ 12.8       --
Business Solutions                                12.5      10.8       16%
Corp./Other                                       (3.1)     (3.1)      --
                                                ------    ------
  Total EBIT                                    $ 22.2    $ 20.5        8%
                                                ======    ======
EBITDA (2), (3)
---------------
Information and Learning                        $ 26.2    $ 23.4       12%
Business Solutions                                13.9      12.3       13%
Corp./Other                                       (3.0)     (3.1)      (3%)
                                                ------    ------
Total EBITDA                                    $ 37.1    $ 32.6       14%
                                                ======    ======
Other Data
----------
Capital Expenditures                            $ 16.4    $ 15.6        5%
Software spending                               $  5.7    $  5.1       12%
Debt, net of cash and cash equivalents (3)      $205.6    $284.0      (28%)

(1) EBIT is defined as earnings from operations before interest and income taxes.

(2) EBITDA is defined as EBIT plus depreciation and amortization.

(3) See reconciliation from non-GAAP measure to GAAP measure.

                        PROQUEST COMPANY AND SUBSIDIARIES
                      RECONCILIATION OF NON-GAAP MEASURES
                             (Dollars in Millions)

Reconciliations of non-GAAP measures to GAAP measures:


EBIT & EBITDA
-------------
                                                  First Quarter 2003
                                         -----------------------------------
                                          PQIL    PQBS   Corp./Other   Total
                                         -----   -----   -----------   -----
EBITDA                                   $26.2   $13.9      $(3.0)     $37.1
Less: Depreciation & Amortization         13.4     1.4        0.1       14.9
                                         -----   -----      -----      -----
EBIT                                     $12.8   $12.5      $(3.1)     $22.2
                                         =====   =====      =====
Less: Net Interest Expense                                               4.6
Less: Income Tax Expense                                                 6.4
                                                                       -----
Net Earnings                                                           $11.2
                                                                       =====

                                                  First Quarter 2002
                                         -----------------------------------
                                          PQIL    PQBS   Corp./Other   Total
                                         -----   -----   -----------   -----
EBITDA                                   $23.4   $12.3      $(3.1)     $32.6
Less: Depreciation & Amortization         10.6     1.5         --       12.1
                                         -----   -----      -----      -----
EBIT                                     $12.8   $10.8      $(3.1)     $20.5
                                         =====   =====      =====
Less: Net Interest Expense                                               7.1
Less: Income Tax Expense                                                 5.1
                                                                       -----
Net Earnings                                                           $ 8.3
                                                                       =====


Debt, net of cash and cash equivalents
--------------------------------------

                                          March    December     March
                                          2003       2002       2002
                                         ------     ------     ------
Long-term debt, less current maturities  $209.3     $187.0     $275.0
Current maturities of long-term debt         --         --       10.6
Notes payable                                --        0.1         --
Less: Cash and cash equivalents             3.7        1.8        1.6
                                         ------     ------     ------
Net debt                                 $205.6     $185.3     $284.0
                                         ======     ======     ======

                        PROQUEST COMPANY AND SUBSIDIARIES
                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)

                                     ASSETS

                                                          March 29,  December 28,  March 30,
                                                            2003         2002        2002
                                                          --------   ------------  --------

Cash and cash equivalents                                  $  3,716    $  1,782    $  1,644
Accounts receivable                                          78,306     103,517      78,032
Inventory, net                                                5,730       4,909       4,443
Other current assets                                         28,164      25,475      38,154
                                                           --------    --------     -------
Total current assets                                        115,916     135,683     122,273

Net property, plant, equipment and product masters          178,827     173,230     154,883

Long-term receivables                                         3,490       4,635      24,692
Goodwill                                                    295,539     247,354     239,055
Intangibles, net                                              8,252         692          --
Other assets                                                 73,260      69,923      93,974
                                                           --------    --------     -------
Total assets                                               $675,284    $631,517    $634,877
                                                           ========    ========    ========


   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


Notes payable                                              $     --     $    62    $     --
Current maturities of long-term debt                             --          --      10,599
Accounts payable                                             36,146      38,055      36,754
Accrued expenses                                             36,253      28,090      69,159
Current portion of monetized future billings                 26,250      26,738      28,696
Deferred income                                             109,302     109,865      99,497
                                                           --------    --------     -------
Total current liabilities                                   207,951     202,810     244,705

Long-term debt, less current maturities                     209,300     187,000     275,000
Monetized future billings                                    50,437      51,071      56,286
Other liabilities                                            67,657      60,880      91,829
                                                           --------    --------     -------
Total long-term liabilities                                 327,394     298,951     423,115

Total shareholders' equity (deficit)                        139,939     129,756     (32,943)
                                                           --------    --------     -------
Total liabilities and shareholders' equity (deficit)       $675,284    $631,517    $634,877
                                                           ========    ========    ========

Note: Certain reclassifications to the March 2002 consolidated financial statements have been made to conform to the December 2002 and March 2003 presentation.

                        PROQUEST COMPANY AND SUBSIDIARIES
                          CONDENSED CASH FLOW SCHEDULE
                             (Dollars in Thousands)

                                                                   Quarter Ended
                                                                ------------------
                                                                March 29, March 30,
                                                                  2003      2002
                                                                --------  --------
Operating activities:
Net earnings                                                    $ 11,236  $  8,278
Adjustments to reconcile net earnings to net cash provided.
by operating activities:
Depreciation and amortization                                     14,894    12,117
Deferred income taxes                                              9,612    (1,166)
Changes in operating assets and liabilities:
Accounts receivable, net                                          25,172    10,170
Inventory                                                           (830)        9
Other current assets                                              (2,284)   (4,592)
Long-term receivables                                              1,145    (1,002)
Other assets                                                      (2,616)   (1,178)
Accounts payable                                                  (4,797)   (3,678)
Accrued expenses                                                  (5,450)   (8,957)
Deferred income                                                  (17,385)  (16,311)
Other long-term liabilities.                                      (1,661)   (2,076)
Other, net                                                           269     3,869
                                                                --------  --------
Net cash provided by (used in) operations                         27,305    (4,517)

Investing activities:
Expenditures for property, plant, equipment and product masters  (16,421)  (15,588)
Expenditures for software                                         (5,716)   (5,131)
Acquisitions, net of cash acquired                               (23,804)   (2,617)
Costs associated with discontinued operations                         --    (1,446)
                                                                --------  --------
Net cash used in investing activities                            (45,941)  (24,782)

Financing activities:
Net decrease in short-term debt                                      (53)     (498)
Net proceeds from long-term debt                                  22,300    32,525
Monetized future billings                                         (1,122)   (3,899)
Repurchases of common stock                                         (925)       --
Proceeds from exercise of stock options, net                         179     2,423
                                                                --------  --------
Net cash provided by financing activities                         20,379    30,551

Effect of exchange rate changes on cashm                             191      (103)
                                                                --------  --------
Increase in cash and cash equivalents                              1,934     1,149

Cash and cash equivalents, beginning of period                     1,782       495
                                                                --------  --------
Cash and cash equivalents, end of period                        $  3,716  $  1,644
                                                                ========  ========


   Note: Certain reclassifications to the 2002 cash flow statement have been made to conform to the 2003 presentation.